Exhibit 10.4
SEPARATION AND TRANSITION AGREEMENT
This Separation and Transition Agreement (“Agreement”) is made and entered into between BeiGene USA, Inc. (“BeiGene” or the “Company”), an indirect, wholly-owned subsidiary of BeiGene, Ltd., on behalf of itself and for the benefit of its parent corporation, affiliates, subsidiaries, divisions, predecessors, and each of their past and present officers, board, agents, employees, successors, assigns, insurers, representatives, attorneys, employee benefit plans and their fiduciaries and administrators, and all other persons acting by, through, under or in concert with each of them (referred to collectively in this Agreement as “Releasees”); and Julia Wang (“you”) on behalf of yourself and your agents, heirs, executors, successors, agents and assigns. This Agreement also refers to the Company and you as the “Parties,” and to BeiGene and its parent corporation, subsidiaries and affiliates as “the BeiGene Group.” This Agreement is the “Release” that is required to be executed and not revoked as a condition of providing the payments pursuant to Paragraph (b) of the “Severance Terms” provision of the letter agreement between you and the Company dated May 29, 2020, and signed by you on May 30, 2020 (the “Offer Letter”). This Agreement replaces any and all previously proposed forms of a Separation and Transition Agreement between you and the Company. BeiGene’s offer of this Agreement is subject to the approval of its Board of Directors. Subject to such approval, the Parties agree as follows:
1.Effective Date. This Agreement shall not become effective until the eighth (8th) day after you execute this Agreement, subject to your not revoking this Agreement. Such date shall be the “Effective Date” of this Agreement, and no payments or other benefits due to you other than under Sections 2 and 3 shall be made or begin before the Effective Date.
2.Transition Period.
(a)Timing of Transition and Transition Period. Effective on July 19, 2024, you shall cease serving as the Company’s Chief Financial Officer and shall transition to the position of Senior Advisor. With the exception of your position of Senior Advisor, your service in any and all other positions with any member of the BeiGene Group shall end effective on July 19, 2024. This transition shall occur regardless of whether you enter into this Agreement by such date. You shall remain employed as Senior Advisor until August 31, 2024, or such other date mutually agreed by the Company and you in writing (the “Separation Date”); provided that (i) the Company may terminate your employment for Cause (as defined in the Offer Letter) before the Separation Date if Cause then exists, (ii) the Company may terminate your employment for any reason if either you do not sign and return this Agreement by July 29, 2024, or you sign this Agreement by such date but revoke your acceptance of it before it becomes effective, or (iii) you resign from your employment before the Separation Date without the Company’s written agreement. In the event that your employment ends before the Separation Date due to (i), (ii) or (iii) above, you will not receive any base salary, other compensation, or benefits for any period beyond the date of termination and your employment will end immediately and you will no longer be eligible for any Severance Benefits, as defined below. The period of your employment from July 19, 2024, until the Separation Date or any earlier date due to a termination pursuant to (i), (ii) or (iii) above is referred to as the “Transition Period.”

(b)Duties. During the Transition Period, your primary responsibility will be to assist in accomplishing a smooth transition of your responsibilities to your successor as Chief Financial Officer. You shall also perform any and all other responsibilities that may be assigned to you; provided that they are reasonably appropriate for an individual with your knowledge, skills and experience who is engaged to transition her duties to a successor Chief Financial Officer. You agree to perform your Transition Period services as directed by the Company in good faith and to the best of your abilities. You must continue to comply with the Company’s policies and guidelines to which you are currently subject, including your obligations with respect to confidential and proprietary information, which you acknowledge and agree are contractual commitments that remain binding on you, both during and after the Transition Period.
(c)Compensation/Benefits. During the Transition Period, you will be paid at your base salary rate, which will remain at your current annual rate of $620,000 per year, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. Your Company equity awards will continue to vest under the existing terms and conditions set forth in the governing plan documents and equity agreement(s).
3.Last Day of Employment and Final Wages. You will receive your final pay, including payment for any accrued unused paid vacation, effective through your last date of employment,whether or not you sign this Agreement. You will no longer be entitled to any further compensation, monies or other benefits from the Company or any member of the BeiGene Group as an employee beyond the last date of your employment, including payments or benefits under any bonus or benefit plans or programs sponsored by the Company or any member of the BeiGene Group, and you shall no longer hold yourself out as a current employee or representative of the Company or the BeiGene Group after the last date of your employment, except to the extent provided below if this Agreement and the Separation Date Release (as defined below) become effective. You will be entitled to receive business expense reimbursements, if any are due, subject to the terms of the Company’s expense reimbursement policy, whether or not you sign this Agreement.
4.Separation Date Release. If this Agreement becomes effective and you remain employed with the Company until the Separation Date, you will then be required to sign and return the Separation Date Release in the form of Exhibit A (the “Separation Date Release”) on the Separation Date as a condition of your entitlement to the Severance Benefits, as defined in Section 5.
5.Consideration. As part of the consideration for this Agreement and subject to your execution and return of the Separation Date Release on the Separation Date, the Company agrees that:

(a)the Company shall pay an amount equal to eighteen (18) months of your current base salary, paid out in substantially equal installments in accordance with the Company’s payroll practice over six (6) months, beginning on the first payroll date that occurs at least seven (7) days after the Separation Date, consisting of a total of $930,000 less applicable deductions and withholdings; and
(b)on the payroll date when it makes the first payment of the amounts pursuant to Section 5(a), the Company shall pay you $559,500, less applicable deductions and withholdings, representing (i) the equivalent of 18 months of your target bonus and (ii) a taxable payment approximating the total of 18 months of premiums for dental coverage at the current rate; and

(c)all unvested restricted stock units and stock options that were granted to you pursuant to and in accordance with any approved equity plan of BeiGene, Ltd. that would have vested during the eighteen (18) month period immediately following the Separation Date had you continued to perform services for the Company during such period shall be vested (and with respect to restricted stock units, settled in accordance with the Company’s current practices including with respect to tax withholdings) as of the Separation Date, except that no such acceleration shall be provided with respect to any restricted stock units, stock options or other equity that was granted in the Excluded Grants, as defined below; and
(d)the Company will also extend the exercise period for you to exercise any vested portion of your then-outstanding BeiGene, Ltd. stock options, to the date that is eighteen (18) months following your Separation Date (but in no event longer than the expiration date of the options, and subject to earlier termination as may be provided in the applicable equity incentive plan and/or grant agreement (other than earlier termination occurring solely due to an employment termination)).
For purposes of Section 5(c) above, the “Excluded Grants” consist of all grants of any and all forms of equity, including performance share units (PSUs), to you with a grant date after December 31, 2023.
Notwithstanding the foregoing, the payments and benefits described in this Section 5 (collectively, the “Severance Benefits”) shall immediately terminate, and the Company shall have no further obligations to you with respect thereto, in the event that you materially breach any material provision of this Agreement. You understand and agree that you must sign, return and not revoke this Agreement subject to the applicable time periods set forth in this Agreement and must sign and return the Separation Date Release on the Separation Date to obtain the full benefits of this Agreement, including the Severance Benefits.
6.General Release, Claims Not Released and Related Provisions. You hereby generally and completely release the Company and all other Releasees from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring in connection with your employment with the BeiGene Group prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(a)    General Release of All Claims. The Released Claims include, without limiting the generality of the foregoing: any and all claims, demands, causes of actions, obligations, charges, liabilities, attorneys’ fees, costs, actual, compensatory and punitive damages, and all claims for any other type of relief, in each case arising or in any way related to events, acts, conduct, or omissions occurring in connection with your employment with the BeiGene Group and relating to, arising out of, or based upon: all claims of harassment, discrimination, and/or retaliation in violation of state, federal or local law; claims for failure to engage in the interactive process and/or failure to provide reasonable accommodation; all claims for failure to prevent harassment, discrimination, and/or retaliation; all claims of violation of public policy, including a claim for wrongful and/or constructive termination of employment; all claims based on tort and/or breach of contract, whether written or oral, express or implied, and any covenant of good faith and fair dealing; all claims for unpaid commissions, wages, or other benefits, including insurance benefits, minimum wage, overtime, double time, vacation, associated penalties and/or premiums, and expense reimbursement; any claims for emotional distress; all claims for negligence and breach of any duty, including fiduciary or agency; all claims for intentional or negligent misrepresentation and/or fraud; any and all claims which were or could have been asserted by you; and all claims generally relating to your employment and the cessation thereof, including any alleged violation of any federal, state or other governmental statute, regulation, ordinance, or executive order, including Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, Massachusetts General Laws Chapter 151B or the Massachusetts Wage Act. Without limiting the foregoing, you acknowledge that if the termination of your employment occurs in accordance with this Agreement but before you sign this Agreement, any claim regarding such termination arose before the date when you signed this Agreement and is therefore a Released Claim.
(b)    Claims Not Released. You understand that you are not waiving any rights you may have to: (i) your own vested accrued employee benefits under the BeiGene Group’s health, welfare, qualified retirement benefit, and equity compensation plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; or (iii) pursue claims which by law cannot be waived by signing this Agreement.
7.Acknowledgments and Affirmations. You further affirm that, as of the date of your signature on this Agreement, all the following statements are true and correct:
•You have not filed or caused to be filed, and presently are not a party to any claim against the Company or any other Releasee.
•You have been paid or have received all compensation, wages, retention payments, bonuses, or benefits payable to you on or before the date when you sign this Agreement.
•You have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
•You have no known workplace injuries or occupational diseases.
•You have submitted all requests for business expense reimbursements and there are no outstanding expenses.
•You also affirm and acknowledge that your outstanding awards under the BeiGene, Ltd. 2016 Share Option and Incentive Plan or any successor plan (“Plan”), if any, shall be governed solely by the Plan and applicable award agreements, as modified by this Agreement.

8.Protected Communications. Nothing in this Agreement including but not limited to the release of claims, confidential information, confidentiality, and non-disparagement provisions, (i) prevents you or anyone else from communicating with, filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission (“SEC”), or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, (ii) applies to truthful testimony in any form of litigation; or (iii) prevents you or anyone else from discussing or disclosing information relating to a claim of discrimination, retaliation or harassment. By signing this Agreement, you are waiving rights to individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from the SEC or any other government agency (and not directly from the Company) for information provided to the government agency or otherwise where such a waiver is prohibited.
9.Confidentiality of Company Information. Subject to Section 8 of this Agreement, you reaffirm and agree that, except in the performance of your duties on behalf of the Company, you have complied with, and that you will continue to comply with, the terms of the Confidentiality, Non-Interference and Invention Assignment Agreement that you signed at the commencement of your employment (the “Confidentiality Agreement”), and/or applicable law. You agree that the above reaffirmation and agreement with the Confidentiality Agreement shall constitute a new and separately enforceable agreement to abide by the terms of the Confidentiality Agreement, entered and effective as of the Effective Date. You specifically acknowledge and agree that any material violation of any of the restrictive covenants in the Confidentiality Agreement shall constitute a material breach of this Agreement.
Notwithstanding the foregoing or anything in the Confidentiality Agreement, under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
10.Non-Disparagement. Subject to Section 8 of this Agreement and applicable laws, you promise not to make or publish, directly or indirectly, any oral or written statements or comments publicly with respect to BeiGene, its parent corporation or any of its subsidiaries, or any executive officers or director of the foregoing) that are disparaging, defamatory or slanderous. BeiGene agrees that it will give an instruction to each C-suite member of the BeiGene Group, not to make or publish, directly or indirectly, any oral or written statements or comments publicly about you that are disparaging, defamatory or slanderous.
11.References; Social Media Postings. You should direct any potential future employers to direct any questions about your employment with the Company to the Human Resources Department. In responding to any questions about your employment, the Human Resources Department will follow its policy by responding with only your last position and dates of employment. As of your Separation Date, you will update any applicable social media accounts to reflect that BeiGene is a past employer.

12.Cooperation. You agree to provide reasonable cooperation with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself reasonably available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
13.Clawback Policy. In the event of a “Financial Restatement” as defined in the BeiGene, Ltd. Compensation Recovery Policy (the “Clawback Policy”), you shall pay any amount determined in good faith to be due to be paid by you pursuant to the Clawback Policy as “Erroneously Awarded Compensation” that you received. If all amounts due to you pursuant to Section 5(a) have not been paid as of the date of any the determination of any amount as Erroneously Awarded Compensation, the Company may recover amounts due as Erroneously Awarded Compensation from such payments, without limiting the Company’s right to recover any remaining balance directly from you.
14.Governing Law and Interpretation. This Agreement shall be governed in accordance with the laws of the State of New Jersey. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
15.No Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company or any of the Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.
16.Amendment. This Agreement may not be modified, altered or changed except in writing and signed by you and a duly authorized officer of the Company with specific reference to this Agreement.
17.Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any prior agreements or understandings between the Parties, except for the Confidentiality Agreement, which is incorporated by reference, and any other agreements or other obligations that are expressly preserved in this Agreement. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those set forth in this Agreement.
18.No Waiver. If you or the Company fails to enforce this Agreement or to insist on performance of any term, that failure does not mean a waiver of that term or of the Agreement. The Agreement remains in full force and effect anyway.
19.Captions. Captions and headings are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading.

YOU ARE HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO YOUR SIGNING OF THIS AGREEMENT.
YOU ARE ADVISED THAT YOU HAVE UP TO TWENTY-ONE (21) CALENDAR DAYS FROM THE DATE WHEN THE COMPANY INITIALLY PROPOSED A SEPARATION AND TRANSITION AGREEMENT TO YOU, WHICH YOU ACKNOWLEDGE OCCURRED ON JULY 8, 2024, IN WHICH TO SIGN AND RETURN THIS AGREEMENT AND THAT THE MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THE AGREEMENT PROPOSED TO YOU ON JULY 8, 2024 DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL CONSIDERATION PERIOD OF UP TO TWENTY-ONE (21) CALENDAR DAYS SET FORTH IN THE INITIALLY PROPOSED AGREEMENT, AND YOU FURTHER ACKNOWLEDGE AND AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT EXTEND OR OTHERWISE AFFECT SUCH CONSIDERATION PERIOD, AND THAT THE CONSIDERATION PERIOD FOR THIS AGREEMENT AND ANY MODIFICATION OF THIS AGREEMENT SHALL EXPIRE AT THE END OF THE DAY ON JULY 29, 2024. YOU MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY YOU SIGN THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO YOUR HR POINT OF CONTACT GRAHAM HARDIMAN, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT.” THE REVOCATION MUST BE DELIVERED WITHIN SEVEN (7) CALENDAR DAYS AFTER YOU SIGN THIS AGREEMENT. IF YOU REVOKE THIS AGREEMENT, YOU WILL NOT RECEIVE THE CONSIDERATION IDENTIFIED IN SECTION 5.
YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND ARE VOLUNTARILY, FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERING INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST RELEASEES AND BE LEGALLY BOUND BY THE TERMS OF THIS AGREEMENT.
[Signature Page Follows]

This Agreement may be signed and delivered via facsimile, electronic mail (including PDF or any electronic signature complying with U.S. federal E-SIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law), or other transmission method.

Understood, Accepted and Agreed:

/s/ Julia Wang	Date: July 17, 2024
Julia Wang

BEIGENE USA, INC.

By: /s/Graham Hardiman	Date: July 17, 2024
Graham Hardiman
Head of Global Human Resources

EXHIBIT A
SEPARATION DATE RELEASE
In exchange for the consideration to be provided to Julia Wang (“you”) pursuant to the Separation and Transition Agreement between BeiGene USA, Inc. (“BeiGene” or the “Company”) and you (the “Agreement”), you enter into this Separation Date Release (this “Release”) and thereby acknowledge and agree to the following. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement:
1.Acknowledgments and Affirmations. You affirm that, as of the date of your signature on this Release, all the following statements are true and correct:
•You have not filed or caused to be filed, and presently are not a party to any claim against the Company or any other Releasee.
•You have been paid or have received all compensation, wages, retention payments, bonuses, or benefits payable to you on or before the date when you sign this Release.
•You have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
•You have no known workplace injuries or occupational diseases.
•You have submitted all requests for business expense reimbursements and there are no outstanding expenses.
•You also affirm and acknowledge that your outstanding awards under the BeiGene, Ltd. 2016 Share Option and Incentive Plan or any successor plan (“Plan”), if any, shall be governed solely by the Plan and applicable award agreements, as modified by the Agreement.
2.General Release, Claims Not Released and Related Provisions. You hereby generally and completely release the Company and all other Releasees from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring in connection with your employment with the BeiGene Group prior to or on the date you sign this Release (collectively, the “Released Claims”).

(a)    General Release of All Claims. The Released Claims include, without limiting the generality of the foregoing: any and all claims, demands, causes of actions, obligations, charges, liabilities, attorneys’ fees, costs, actual, compensatory and punitive damages, and all claims for any other type of relief, in each case arising or in any way related to events, acts, conduct, or omissions occurring in connection with your employment with the BeiGene Group and relating to, arising out of, or based upon: all claims of harassment, discrimination, and/or retaliation in violation of state, federal or local law; claims for failure to engage in the interactive process and/or failure to provide reasonable accommodation; all claims for failure to prevent harassment, discrimination, and/or retaliation; all claims of violation of public policy, including a claim for wrongful and/or constructive termination of employment; all claims based on tort and/or breach of contract, whether written or oral, express or implied, and any covenant of good faith and fair dealing; all claims for unpaid commissions, wages, or other benefits, including insurance benefits, minimum wage, overtime, double time, vacation, associated penalties and/or premiums, and expense reimbursement; any claims for emotional distress; all claims for negligence and breach of any duty, including fiduciary or agency; all claims for intentional or negligent misrepresentation and/or fraud; any and all claims which were or could have been asserted by you; and all claims generally relating to your employment and the cessation thereof, including any alleged violation of any federal, state or other governmental statute, regulation, ordinance, or executive order, including Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, Massachusetts General Laws Chapter 151B or the Massachusetts Wage Act.
(b)    Claims Not Released. You understand that you are not waiving any rights you may have to: (i) your own vested accrued employee benefits under the BeiGene Group’s health, welfare, qualified retirement benefit, and equity compensation plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; or (iii) pursue claims which by law cannot be waived by signing this Release. This Release also does not affect any rights or obligations pursuant to or expressly preserved in the Agreement.
3.Consideration Period. By entering into this Release, you acknowledge that you have had an adequate opportunity to consider this Release and that you are signing it knowingly and voluntarily. To accept this Release, you must return a signed original or a signed PDF copy of this Release so that it is received by Graham Hardiman on your Separation Date.
This Release may be signed and delivered via facsimile, electronic mail (including PDF or any electronic signature complying with U.S. federal E-SIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law), or other transmission method.
THIS RELEASE SHALL NOT BE EFFECTIVE IF IT IS SIGNED BEFORE THE SEPARATION DATE. TO BE EFFECTIVE, IT MUST BE SIGNED AND RETURNED TO GRAHAM HARDIMAN ON THE SEPARATION DATE.

Understood, Accepted and Agreed:

Julia Wang	Date

Accepted by the Company:

BEIGENE USA, INC.

By:
Graham Hardiman	Date
Head of Global Human Resources